Exhibit 10.46

Office Depot. Inc.

Amendment to Certain Long-Term Incentive Awards

This amendment, which is effective as of December 23, 2016, applies to certain long-term incentive awards outstanding to eligible members of the Office Depot, Inc. Executive Leadership Team (“Amendment”).

Amendment to Restricted Stock Unit Awards

Each Restricted Stock Unit Award is amended to provide that in the event of the Eligible Executive’s voluntary termination of employment with the Company and its Subsidiaries for any reason after March 31, 2018, the Eligible Executive will continue to vest (to the extent not already vested) in the Restricted Stock Unit Award that would otherwise have vested after March 31, 2018, in the absence of the Eligible Executive’s employment termination. Such vesting of a Restricted Stock Unit Award will occur on the scheduled vesting dates specified in the Award Agreement evidencing the Restricted Stock Unit Award.

Amendment to Performance Share Awards

Each Performance Share Award is amended to provide that in the event of the Eligible Executive’s voluntary termination of employment with the Company and its Subsidiaries for any reason after March 31, 2018, the Performance Share Award will continue to vest based on actual performance pursuant to the terms of the Award Agreement evidencing the Performance Share Award. Such vesting will occur on the later of the scheduled vesting date specified in the Award Agreement evidencing the Performance Share Award or the date the Compensation Committee of the Company’s Board of Directors determines performance for the applicable performance period specified in the Award Agreement evidencing the Performance Share Award.

Non-Competition, Confidentiality and Non-Solicitation Obligations

If, after an Eligible Executive’s voluntary termination of employment with the Company and its Subsidiaries, he violates any of the non-competition, non-solicitation, and confidentiality provisions set forth in the Award Agreement, the Associate Non-Competition, Confidentiality and Non-Solicitation Agreement or any other applicable agreement he has entered into with the Company, the provisions of this Amendment shall immediately be rescinded with regard to such Eligible Executive and he will immediately forfeit any remaining unvested Restricted Stock Unit Award and any remaining unvested Performance Share Award.

No Other Changes

Except as provided in this amendment, the terms and provisions of the Awards shall continue in full force and effect. In particular, payment under each Award will be made in accordance with the existing payment schedule specified in the Award Agreement evidencing the Award.

Definitions

The following definitions apply for purposes of this Amendment:

•	“Award” means a Restricted Stock Unit Award or Performance Share Award.

•	“Award Agreement” means, with respect to an Award, the written or electronic agreement evidencing the Award.

•	“Company” means Office Depot, Inc.

•	“Eligible Executive” means, with respect to an Award, the member of the Leadership Team to whom the Award is outstanding.

•	“Leadership Team” means the members of Company’s Executive Leadership Team specified on Appendix A hereto.

•	“Restricted Stock Unit Awards” means the awards of Restricted Stock Units granted to Eligible Executives under the Plan in the Company’s 2016 fiscal year.

•	“Performance Share Award” means, with respect to each Eligible Executive, the award of Performance Shares granted to the Eligible Executive under the Plan in the Company’s 2016 fiscal year.

•	“Plan” means the Office Depot, Inc. 2015 Long-Term Incentive Plan.

•	“Subsidiary” has the meaning set forth in the Plan.

OFFICE DEPOT, INC.

By:
Name:	Roland C. Smith
Title:	Chairman and Chief Executive Officer

Appendix A

Steve Hare

Michael Allison

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